Exhibit 6(t) (ix)

                        COLLEGE RETIREMENT EQUITIES FUND
                   730 THIRD AVENUE, NEW YORK, N.Y. 10017-3206
                             TELEPHONE: 800-842-2733

   ENDORSEMENT TO YOUR CREF GROUP SUPPLEMENTAL RETIREMENT ANNUITY CERTIFICATE

           For Participants in the Alternative Plan to Social Security

                         Effective Date: January 1, 1996


     This document, called an "endorsement," changes one provision of your CREF Group Supplemental Retirement Annuity Certificate and becomes part of it. It is important that you read the endorsement, and attach it to your current certificate. The purpose of this endorsement is to better reflect some of the provisions of your Employer's Tax Deferred Annuity Plan in your Certificate.

     A Lump-sum Benefit from your certificate will be available only if permitted under the terms of your Employer's Tax Deferred Annuity Plan. Income Benefits may begin no earlier than the first date allowed under your Employer's Tax Deferred Annuity Plan.


                                                               Chairman and
                                                         Chief Executive Officer




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